Exhibit 99.1

Oak Woods Acquisition Corporation Announces Receipt of Nasdaq Notice Regarding Annual Meeting Requirement

Nepean, Ontario, Jan. 21, 2026 (GLOBE NEWSWIRE) -- Oak Woods Acquisition Corporation (Nasdaq: OAKU) (the “Company”) today announced that on January 16, 2026, it received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5620(a), which requires listed companies to hold an annual meeting of shareholders no later than one year after the end of the Company’s fiscal year.

As stated in the Nasdaq letter, the Company did not hold an annual meeting of shareholders within twelve months following its fiscal year end and therefore no longer complies with the annual meeting requirement for continued listing on Nasdaq. The notification has no immediate effect on the listing or trading of the Company’s securities on Nasdaq.

In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company has been provided a period of 45 calendar days, or until March 2, 2026, to submit a plan to regain compliance. If Nasdaq accepts the Company’s compliance plan, Nasdaq may grant an exception of up to 180 calendar days from the end of the Company’s fiscal year, or until June 29, 2026, to regain compliance with the annual meeting requirement.

The Company intends to submit a compliance plan within the required timeframe and expects that such plan will include the Company’s intention to hold an annual meeting of shareholders within the period permitted by Nasdaq, subject to Nasdaq’s acceptance of the plan. There can be no assurance that Nasdaq will accept the Company’s compliance plan or that the Company will be able to regain compliance within the applicable period.

The Nasdaq notification does not affect the Company’s ongoing business operations.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including statements regarding the Company’s ability to submit a compliance plan, Nasdaq’s acceptance of such plan, and the Company’s ability to regain compliance with Nasdaq Listing Rule 5620(a). Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those expressed or implied by such statements. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Lixin Zheng

Chief Executive Officer, Chief Financial Officer,

Chairman and Director

Oak Woods Acquisition Corporation

Email: pr@oakwoodsacquisition.com

Phone: (+1) 403-561-7750